For SEC Filing Purposes:
						   Filed under Rule 424(b)(3)
				      Registration Nos. 33-54861; 33-54861-01
							33-38505; 33-38505-01

	       PRICING SUPPLEMENT FOR MEDIUM-TERM NOTES, SERIES C
			      (Fixed Rate Only)
Supplement No. 35                                   Dated: February 13, 1996

	 (To Prospectus dated February 3, 1995 and Prospectus Supplement
			    dated March 8, 1995)

				[UNOCAL LOGO]
			  Union Oil Company of California
			    Medium-Term Notes, Series C
       Payment of Principal, Interest and Premium, if any, Guaranteed by
			      Unocal Corporation
		   Due Nine Months or more from Date of Issue
		   Interest Payable each January 31 and July 31, on any Redemption Date, any Repayment Date and the Stated Maturity

Form:
	[X]  Book-Entry                   Principal Amount:$10,000,000.00
	[ ]  Certificated                 Interest Rate: 6.23%
Trade  Date: February 13, 1996            Issue Price: 100.00%
Original Issuance Date: February 16, 1996 Agent's Commissions
					    or Discounts:  0.60%
Stated Maturity: February 16, 2006        Proceeds to Company: 99.40%
Agent: CS First Boston Corporation
Redemption:
	[X]     The Note(s) cannot be redeemed prior to maturity
	[ ]     The Note(s) may be redeemed prior to maturity
		Earliest Redemption Date:
		Redemption Price:  __________  %
		Annual Redemption Price Reduction:  __________  %
		Sinking Fund Redemption Dates:
		Sinking Fund Amount:
Repayment:
	[X]     The Note(s) cannot be repaid prior to maturity
	[ ]     The Note(s) may be repaid prior to maturity at the option of
		the holder
		Repayment Date(s):
		Repayment Price: __________  %

Discount Note:         [ ]  Yes        [X]  No
	Total Amount of OID:
	Yield to Maturity:
	Initial Accrual Period:

[ ] Agent is acting as agent for the sale of Note(s) at a Price to the Public of (check one)
	[ ]     100% of the Principal Amount
	[ ]     __________ % of the Principal Amount

[X] Agent is purchasing the Note(s) as principal for resale to investors and other purchasers at (check one and complete as necessary):
	[X]     a fixed public offering price of 100% of the Principal Amount.
	[ ]     a fixed public offering price of  99.889% of the
		Principal Amount.
	[ ]     varying prices, related to prevailing market prices at the
		time of resale, determined by such Agent.

Other Terms (if applicable):